UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                   FORM 8-K/A


                                 CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the Securities
                              Exchange Act of 1934


                                October 23, 2003
                                (Date of earliest
                                 event reported)

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

Commission File             Name of Registrant; State of Incorporation; Address of       IRS Employer
Number                      Principal Executive Offices; and Telephone Number            Identification Number
---------------------------------------------------------------------------------------------------------------
1-16169                     EXELON CORPORATION                                           23-2990190
                            (a Pennsylvania corporation)
                            10 South Dearborn Street - 37th Floor
                            P.O. Box 805379
                            Chicago, Illinois 60680-5379
                            (312) 394-7398

1-1839                      COMMONWEALTH EDISON COMPANY                                  36-0938600
                            (an Illinois corporation)
                            10 South Dearborn Street - 37th Floor
                            P.O. Box 805379
                            Chicago, Illinois 60680-5379
                            (312) 394-4321

1-1401                      PECO ENERGY COMPANY                                          23-0970240
                            (a Pennsylvania corporation)
                            P.O. Box 8699 2301 Market Street
                            Philadelphia, Pennsylvania 19101-8699
                            (215) 841-4000

333-85496                   EXELON GENERATION COMPANY, LLC                               23-3064219
                            (a Pennsylvania limited liability company)
                            300 Exelon Way
                            Kennett Square, Pennsylvania 19348
                            (610) 765-6900

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Item 12. Results of Operations and Financial Condition

This Form 8-K/A is being furnished to revise the manner in which pro forma operating earnings, a non-GAAP financial measure, are presented in (a) Exelon Corporation's (Exelon) press release dated October 23, 2003, in which Exelon announced results for its third quarter ended September 30, 2003 (earnings release), and (b) the attachments to the earnings release that present a detailed reconciliation of pro forma operating earnings to GAAP earnings. No changes to reported GAAP and pro forma earnings are being reported in this Form 8-K/A.

The specific areas of the earnings release and the attachments to the earnings release that have been revised are:

(1) The term "adjusted (non-GAAP)" immediately precedes the term "operating earnings" throughout the earnings release;
(2) A bullet-point presentation of the items excluded from adjusted (non-GAAP) operating earnings now follows the first paragraph of the earnings release;
(3) A table of contents has been included for the earnings release attachments;
(4) The order of the presentation of the earnings release attachments has been changed;
(5) The title of the Consolidated Statements of Income has been changed to "Reconciliation of Adjusted (Non-GAAP) Operating Earnings to Consolidated Statements of Income"; and
(6) The title of Earnings Per Diluted Share Reconciliation has been changed to "Reconciliation of Adjusted (Non-GAAP) Operating Earnings Per Diluted Share to GAAP Earnings (Loss) Per Diluted Share."

The revised presentation is as follows:

Third Quarter Earnings

Exelon's adjusted (non-GAAP) operating earnings for the third quarter of 2003 were $535 million, or $1.63 per share (diluted), compared with adjusted (non-GAAP) operating earnings of $551 million, or $1.70 per share (diluted), for the same period in 2002. The 3% decrease in year-over-year adjusted (non-GAAP) operating earnings was due primarily to a weather-related decrease in kWh sales and decreased competitive transition charge (CTC) revenue at Commonwealth Edison (ComEd), which was only partially offset by higher margins at Exelon Generation Company, LLC (Generation) and lower interest expense. Adjusted (non-GAAP) operating earnings is a non-GAAP financial measure. Adjusted (non-GAAP) operating earnings do not include the following items that are included in reported earnings:

o A $573 million, or $1.74 per share, after-tax charge for the impairment of the Exelon Boston Generating (EBG) assets as a result of management's decision to transition out of ownership of those assets.

o After-tax severance charges related to The Exelon Way program that reduced reported earnings by $104 million or $0.32 per share.




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o         A $36 million, or $0.11 per share, after-tax charge related to the impairment of Exelon's investment in Sithe Energies, Inc. (Sithe).

o An after-tax gain of $29 million, or $0.09 per share, during the third quarter of 2003 associated with the closing of the sale of certain businesses of InfraSource, Inc.

o A $47 million after-tax gain, or $0.14 per share, related to the reduction of certain real estate tax reserves.

Third quarter adjusted (non-GAAP) operating earnings drivers include savings related to the Midwest Generation contracts, increased market sales at higher prices at Generation, lower interest expense and higher interest income in the quarter compared with third quarter 2002. These positives were not sufficient to offset a weather-related decrease in kWh sales and revenue and reduced CTC revenue at ComEd. The estimated net impact of weather for the quarter is a decrease of $0.14 per share in the third quarter compared with the prior year but a $0.02 per share increase relative to the normal weather that was incorporated in Exelon's guidance.

Exelon's third quarter 2003 consolidated earnings prepared in accordance with accounting principles generally accepted in the United States (GAAP) were a loss of $102 million, or $0.31 per share.

"I am pleased by all that we accomplished during the third quarter," said John
W. Rowe, Exelon Chairman and CEO. "Our adjusted (non-GAAP) operating earnings strength is evidence of our commitment to excellence and the success of The Exelon Way. The completed sale of InfraSource and the announced purchase of British Energy's interest in AmerGen demonstrate our focus on our core strengths."

2003 and 2004 Earnings Outlook

Rowe added, "We have revised our adjusted (non-GAAP) operating earnings guidance for 2003 to $5.05 to $5.20 per share. Based on the current outlook, we believe we are in a position to earn $5.25 to $5.55 per share in 2004." Exelon's 2003 earnings outlook has been updated to incorporate year-to-date events including year-to-date operating results and our expectations for the balance of the year. Exelon's current guidance for consolidated 2003 adjusted (non-GAAP) operating earnings, excluding unusual items, is a range of $5.05 to $5.20 per diluted share based on the assumption of normal weather in the fourth quarter. Adjusted (non-GAAP) operating earnings exclude the first quarter $0.34 per share gain from the cumulative effect for the change in accounting principle (SFAS 143), the net $0.05 per share charge related to the March 3 ComEd settlement agreement and the $0.51 per share impairment charge of our Sithe Energies investment. We also exclude the $1.74 per share impairment charge related to EBG, the $0.32 per share severance charge related to The Exelon Way and the $0.14 per share positive effect of the reduction of property tax reserves in the third quarter. We have increased our guidance for 2004 adjusted (non-GAAP) operating earnings to a range of $5.25 to $5.55 per share, to include the impact of the purchase of 50% of AmerGen during the first quarter. We are not providing any guidance on forward looking GAAP earnings information comparable to adjusted (non-GAAP) operating earnings because we are unable to estimate our forward-looking GAAP earnings for a number of reasons. These include our inability to predict: (1) the effect of transactions that may occur in future periods of which we are not




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presently aware, such as dispositions of assets, (2) the results of our annual goodwill impairment analyses under FAS 142 and other asset impairment analyses, and (3) the timing and impact of changes to GAAP standards, among other reasons. The guidance regarding forward looking adjusted (non-GAAP) operating earnings for 2003 and 2004 assumes normal weather and our forecast of wholesale market prices and does not include any earnings or losses from Exelon Boston Generating or the effects of future transactions such as asset dispositions or new accounting standards.

Third Quarter Highlights

o Nuclear Operations Generation's nuclear fleet, excluding AmerGen, produced 30,152 GWhs for the third quarter of 2003, compared with 29,817 GWhs output for the third quarter of 2002. The fleet, including AmerGen, achieved a capacity factor of 95.3% for the third quarter of 2003, compared with 93.9% for the third quarter of 2002. Generation's nuclear group did not have any outages scheduled during July and August and began two scheduled outages in September, a similar schedule to the third quarter 2002.

o Sithe Energies, Inc. Investment On August 13, 2003, Generation announced an agreement with entities controlled by Reservoir Capital Group (Reservoir), a private investment firm, to sell 50% of Sithe in exchange for $75.8 million in cash. This sale will occur after Generation closes on the Call Transaction announced in May 2003. Both Exelon's and Reservoir's 50% interest in Sithe will be subject to Put and Call Options that could result in either party owning 100% of Sithe. While Exelon's intent is to fully divest Sithe by the end of 2004, the timing of the Put and Call Options vary by acquirer and can extend through March 2006. The sale is expected to close in the fourth quarter 2003. In a separate transaction, Sithe has entered into an agreement with Reservoir to sell entities holding six U.S. generating facilities, each a Qualifying Facility under the Public Utility Regulatory Policies Act, and an entity holding Sithe's Canadian assets in exchange for $46.2 million ($26.2 million in cash and a $20 million two-year note). The sale is also expected to close in the fourth quarter 2003. This sale is not contingent on the sale of Exelon's 50% interest in Sithe to Reservoir.

o InfraSource Sale On September 24, 2003, Exelon Enterprises, parent company of InfraSource, Inc., announced that it had finalized the sale of the electric construction and services, underground and telecom businesses of InfraSource to GFI Energy Ventures LLC and Oaktree Capital Management LLC. The InfraSource companies involved in the sale are MJ Electric, InfraSource Underground, Electric Services Inc., Dashiell and Dacon, Blair Park Services/Sunesys and RJE Telecom.

o Midwest Generation Options On October 1, 2003, Generation notified Midwest Generation (Midwest) of the exercise of its termination options under the existing Collins and Peaking Purchase Power Agreements. Generation released 303 MWs of peaking capacity and will retain the output of 1,476 MWs of Collins and peaking unit capacity in 2004. On June 25, 2003, Exelon exercised its call option to retain 687 MWs of coal capacity. For the contract year 2004, Exelon has contracted for 3,859 MWs of capacity from Midwest, which includes 1,696 MWs of non-option coal capacity. By exercising the Midwest contract options and restructuring the 2004 supply portfolio, the expected pre-tax net capacity savings in 2004 compared with 2003, after replacement energy and other associated costs, are approximately $20-$40 million.




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o    AmerGen On October 10, 2003, Exelon reached an agreement to buy British
     Energy's 50-percent interest in AmerGen Energy Co. LLC for $276.5 million, giving Exelon sole ownership of AmerGen and its three nuclear plants. AmerGen owns the Clinton Power Station, Three Mile Island Unit 1 and the Oyster Creek Generating Station. The three plants represent about 2,500 megawatts of generating capacity. The AmerGen purchase is expected to be completed around the end of the first quarter of 2004.

BUSINESS UNIT RESULTS

Exelon's consolidated net loss in accordance with GAAP for the third quarter of 2003 was $102 million compared with net income of $551 million in the third quarter of 2002.

Exelon Energy Delivery consists of the retail electricity transmission and distribution operations of ComEd and PECO Energy Company (PECO) and the natural gas distribution business of PECO. Energy Delivery's net income in the third quarter of 2003 was $303 million compared with net income of $370 million in the third quarter of 2002, primarily due to decreased weather-related kWh sales, reduced CTC recoveries at ComEd and severance charges associated with The Exelon Way, partially offset by lower regulatory asset amortization at ComEd and the reduction of certain property tax reserves at PECO in 2003.

Cooling degree-days in the ComEd service territory were down 25% relative to last year and 3% below normal. In the PECO service territory, cooling degree-days were down 11% compared with 2002 but were 13% above normal. Total retail kWh deliveries decreased 5% for ComEd, with a 10% decrease in deliveries to the weather-sensitive residential customer class. PECO's residential deliveries were down 5% and retail kWh deliveries decreased 2% overall. Energy Delivery's total revenues for the third quarter of 2003 of $2,886 million were down 9% from $3,162 million in 2002, offset by a $124 million net decrease in fuel and purchased power. Operating and maintenance expense increased $84 million reflecting severance charges associated with The Exelon Way and higher storm costs in the ComEd and PECO service territories in 2003. The impact of the cooler summer weather decreased Exelon's third quarter 2003 earnings per share (diluted) by approximately $0.14 relative to 2002, but results were favorable by $0.02 relative to the normal weather that was incorporated in our earnings guidance.

Exelon Generation consists of Exelon's electric generation operations and power marketing and trading functions. Generation's third quarter 2003 net loss was $428 million compared to third quarter 2002 net income of $163 million. The loss is primarily attributable to the $573 million after-tax charge for the impairment of the EBG assets, an additional impairment loss of $36 million after tax on the investment in Sithe, a $30 million after-tax severance reserve related to The Exelon Way, and a $9 million after-tax benefit for the reduction of an accrual for Pennsylvania property taxes. Excluding these items, net income was $202 million in the third quarter of 2003.

Energy sales for the third quarter of 2003 totaled 61,850 GWhs, exclusive of trading volumes, compared with 57,173 GWhs in 2002. Generation's third quarter 2003 revenue of $2,537 million includes a net trading portfolio gain of $1 million compared with third quarter 2002 revenue of $2,213 million, which includes a net trading portfolio loss of $12 million. Revenues, excluding the trading portfolio, increased 14% from the third quarter of 2002, reflecting the




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increased revenue from the 2002 acquisition of the New England plants and higher market prices for energy.

Generation's revenue net fuel increased by $183 million in third quarter 2003 compared with third quarter 2002 excluding the mark-to-market impact in both years. The improvement includes $59 million of incremental margin contribution from the New England plants acquired in the fourth quarter of 2002. The increase was driven by higher wholesale power prices and volume in all regions in which Power Team operates, a higher average power price to ComEd, higher nuclear generation and lower capacity payments to Midwest Generation, offset partially by higher supply costs, primarily fuel costs. The average realized price excluding trading activity in the third quarter of 2003 was $40.03 per MWh compared with $38.69 per MWh in 2002. Higher market prices, driven by higher market gas and oil prices, were partially offset by our hedged position during the quarter. Higher gas prices resulted in higher supply costs, primarily fuel costs.

Operating and maintenance expenses include the $945 million pre-tax charge for the impairment of the EBG assets. Excluding this charge, operating and maintenance expenses were up for the quarter reflecting $30 million of additional expenses resulting from the acquired New England plants, $46 million of severance costs associated with The Exelon Way and the effects of certain new accounting treatments under FAS 143. The net impact of FAS 143 was neutral in the third quarter of 2003 versus a net expense impact in the third quarter 2002. Depreciation expense was $17 million lower in the third quarter 2003 versus 2002 due to the impact of FAS 143, partially offset by additional depreciation for the acquired New England plants and new capital additions.

Earnings from equity affiliates were $34 million lower for the quarter driven by lower earnings from Sithe as a result of Exelon's acquisition of Sithe's New England plants in the fourth quarter of 2002 and lower earnings at AmerGen.

Exelon Enterprises consists of Exelon's competitive retail energy sales, energy solutions and infrastructure services, venture capital investments and related businesses. Enterprises reported third quarter 2003 net income of $16 million compared with third quarter 2002 net income of $15 million. Enterprises achieved a $1 million net income improvement compared with 2002 due to an after-tax gain of $29 million recognized during the third quarter of 2003 upon the closing of the sale of certain businesses of InfraSource. Absent that gain, operating earnings were down $28 million primarily from lower operating results at InfraSource resulting from a decrease in the electric line of business and lower equity in earnings of unconsolidated affiliates compared with the recovery of trade receivables at a communications joint venture in 2002.

Adjusted (non-GAAP) Operating Earnings

Adjusted (non-GAAP) operating earnings, which generally exclude non-operational items as well as one-time charges or credits that are not normally associated with our ongoing operations, are provided as a complement to results provided in accordance with GAAP. Management uses such adjusted (non-GAAP) operating earnings measures internally to evaluate the company's performance and manage its operations. A reconciliation of GAAP to adjusted (non-GAAP) operating earnings for historical periods is attached as Exhibit 99.1 to this Form 8-K/A.

This combined Form 8-K/A is being furnished separately by Exelon, ComEd, PECO and Generation (Registrants). Information contained herein relating to any individual registrant has been filed by such registrant on its own behalf. No




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registrant makes any representation as to information relating to any other registrant. Except for the historical information contained herein, certain of the matters discussed in this Report are forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. The factors that could cause actual results to differ materially from the forward-looking statements made by a registrant include those factors discussed herein, as well as the items discussed in (a) the Registrants' 2002 Annual Report on Form 10-K - ITEM 7. Management's Discussion and Analysis of Financial Condition and Results of Operations--Business Outlook and the Challenges in Managing Our Business for each of Exelon, ComEd, PECO and Generation, (b) the Registrants' 2002 Annual Report on Form 10-K - ITEM 8. Financial Statements and Supplementary Data:
Exelon - Note 19, ComEd - Note 16, PECO - Note 18 and Generation - Note 13 and
(c) other factors discussed in filings with the United States Securities and Exchange Commission (SEC) by the Registrants. Readers are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this Report. None of the Registrants undertakes any obligation to publicly release any revision to its forward-looking statements to reflect events or circumstances after the date of this Report.



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                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    EXELON CORPORATION
                                    COMMONWEALTH EDISON COMPANY
                                    PECO ENERGY COMPANY
                                    EXELON GENERATION COMPANY, LLC



                                    /s/ Robert S. Shapard
                                    -------------------------------------
                                    Robert S. Shapard
                                    Executive Vice President and Chief Financial
                                      Officer Exelon Corporation


January 13, 2004